Management Services Memorandum

CONFIDENTIAL

This Management Services Memorandum (Memorandum) is BY and BETWEEN

LIVESTAR Entertainment Group, Inc. (LIVESTAR) having office at 4th floor 62 w. 8th Ave Vancouver, BC V5Y 1M7

And RYM Management Ltd. (RYM) at #71 - 1075 Granville Street Vancouver, BC V6Z 1L4.

Whereas RYM is a corporation duly established under the laws of the Province of British Columbia to provide management and consulting services to other corporations;

Whereas LIVESTAR is a corporation established under the laws of the State of Nevada and is desirous of utilizing the services of RYM;

Whereas this Memorandum outlines the understanding of the parties of the following terms and conditions of Service between LIVESTAR and RYM;

Whereas this Memorandum outlines the understanding of the parties of the following terms and conditions of Service between LIVESTAR and RYM.

1.	Role and Scope of Work:

a.	RYM will provide the services of Ray Hawkins (RH) to act as an officer and director and provide services for LIVESTAR and its LIVESTAR subsidiaries. See Schedule A for details.

2.	Term & Compensation:

a.	TERM — Starting on November 1, 2003 for a term of 3 years, 2 months.

b.	Cash Compensation/Management Services Fees — $10,000 USD /month

c.	Fees will be paid on invoice from RYM.

d.	Annual Cash Compensation and Stock Compensation will be reviewed every six (6) months of the Term.

e.	The Parties agree that, at their mutual discretion, LIVESTAR has the right to make an offer of employment to RH during the Term, and that RH has the right to accept such offer, without any hindrance from RYM, irrespective of the terms of any employment or services agreement between RYM and RH including non-compete and non-solicitation.

f.	RYM will have the right to receive additional Cash Compensation from LIVESTAR subsidiaries/ventures that RH is contributing significant services.

g.	Stock Compensation — RH will have the right be granted Stock based Compensation whether in form of Stock Options or Stock Grants. Both parties agree to determine Stock Based Compensation as early as possible in the Term.

h.	Additional Performance-Based Fees and/or Bonuses – RYM will have the right to earn additional fees and/or bonuses from LIVESTAR or any of its subsidiaries/ventures. The type of additional fees/bonuses will be of the following nature:

i.	Additional Cash Compensation/Service Fees based on To Be Determined (TBD) milestones ii. Additional Stock Compensation (Stock Options or Grants) based on TBD milestones iii. Additional Stock Options on TBD milestones iv. No such fees/bonuses will be payable until the specific performance bonus terms are determined and approved by the board and subsequently earned by RYM.

3.	Expenses: LIVESTAR agrees to meet all of RYM’s expenses in carrying out work for LIVESTAR provided that these are for valid and approved business purposes conducted on behalf of LIVESTAR, and that for all expenses above $25, they are supported by receipts. RYM will submit expense reimbursement claims once per month.

4.	Health Benefits: LIVESTAR will provide the same health benefits to RH as are provided to its own employees.

5.	Property Development Compensation: As part of RYM’s overall compensation, LIVESTAR will afford RH and/or RYM the right to receive royalty or income sharing compensation rights in all products, services or ventures created, co-created, invented or co invented or conceptualized or co conceptualized by RH or RYM for LIVESTAR or any of its subsidiaries/ventures. This Property Development Compensation will be negotiated on a case-by-case basis and will executed via separate Property Development agreements. Any Cash Compensation/additional performance fees Paid to RYM for Property Development Compensation will be deducted from any Property Development Compensation royalties or income sharing owed to RYM will be considered advances on Property Development Compensation. All Property Development Agreements and subsequent Property Development Compensation will be subject to approval of the Board of Directors of LIVESTAR or the relevant LIVESTAR subsidiary/venture.

6.	Termination Terms:

a.	Notice Terms — If LIVESTAR terminates this Memorandum it must give RYM 60 days written notice. IF RYM terminates this Memorandum it must give LIVESTAR 90 days written notice.

b.	Termination Provisions – If RYM’s services are terminated the following provisions will take effect:

c.	All outstanding invoices or salaries from RYM will become due and payable immediately

d.	All outstanding Loans from RH or RYM are due and payable immediately

e.	RYM will have the right to convert any outstanding invoices, salaries, loans payable or other income payable to common stock @ reasonable discount to market price with demand registration rights

f.	All unvested options will be vested immediately

g.	All Property Development Compensation Agreements will remain in effect

h.	LIVESTAR will have the right to offer a buy out of RYM’s equity position, convertible rights and any and all Property Development Compensation Agreements

7.	Both parties understand that this Memorandum provides the basis for a long-form agreement to be completed within 90 days of the signing of this Memorandum. In the case the long-form agreement is not fully executed before the end of aforementioned 90 days, the 90-day period will automatically be renewed to afford time to complete the long-form agreement.

8.	This Memorandum and any subsequent long-form agreement are subject to approval by the Board of Directors of LIVESTAR.

9.	This Memorandum once approved by the Board of Directors of LIVESTAR will be binding upon both parties until replaced by the aforementioned long form agreement.

10.	LIVESTAR acknowledges that RYM may have other clients and to the extent that RH’s efforts may be required to service them he may do so provided that it does not impact the effectiveness of his work for LIVESTAR, does not compete with it in any way, and does not require material time from that available for LIVESTAR which is essentially full-time during the term of this Memorandum.

11.	Effective the date above written, this Memorandum supersedes and replaces the Management and Services Memorandum By and Between LIVESTAR and Ray Hawkins dated January 1, 2002.

12.	This Memorandum is governed by the laws of the State of Nevada.

Agreed and Accepted on this 1st day of November, 2003.

________________________________________________ LIVESTAR Entertainment Group, Inc. Authorized Signatory	______________________________________________ RYM Management Ltd.

Schedule A

Role and Scope of Work of RH:

•	ROLE #1 – Chairman, President & CEO LIVESTAR Entertainment Group, Inc.

•	ROLE #2 — Chairman, President & CEO RAHX, Inc.

•	ROLE #3 — Officer and Director of other LIIVESTAR Subsidiaries as required by LIVESTAR.

•	All above roles have the following scope of work duties including but not limited to the following: developing, directing and managing the vision and direction of the company, securing of financing, the forging of business development, securing of partnerships, and overseeing product development, and marketing campaigns.